Exhibit 24.2

APPROVAL OF THE
2006 RESTRICTED STOCK PLAN

WHEREAS, The Compensation Committee of the Board of Directors of Southwest Gas Corporation (this “Corporation”) has determined that the overall compensation program for executives, other key employees and Directors of this Corporation should continue to include an equity-based compensation;

WHEREAS, The Compensation Committee has determined that the current option plan should be replaced with a restricted stock plan to address the changing regulatory environment and to exercise additional control over equity growth;

WHEREAS, The Compensation Committee has determined that the 2006 Restricted Stock Plan (the “Plan”), which is appended hereto, addresses the need for equity-based compensation in this Corporation’s overall compensation program and has recommended that the Board of Directors of this Corporation (the “Board of Directors”) adopt the Plan; and

WHEREAS, The Board of Directors has determined that the adoption of the Plan is in the best interest of this Corporation.

NOW, THEREFORE, BE IT RESOLVED, That the Board of Directors approves the Plan, reserves 400,000 shares of common stock for issuance pursuant to the Plan, and directs management to prepare the Plan for adoption by shareholders at this Corporation’s 2007 Annual Meeting; and

RESOLVED FURTHER, That either prior to or with the adoption of the Plan at this Corporation’s 2007 Annual Meeting, the Chief Executive Officer; President; Chief Financial Officer; Senior Vice President/Finance; Vice President/Treasurer; Chief Accounting Officer; Corporate Secretary; and the Assistant Corporate Secretary (collectively, the “Authorized Officers,” which term shall include such officers, attorneys, agents, and employees as they may respectively specify) are, and each of them hereby is, authorized to take such actions and execute such instruments as they deem necessary and suitable in order to carry out the intent and purpose of these resolutions and the execution by any such Authorized Officer of any such instrument, or the undertaking by any of them of any such action, in connection with the matters specified in these resolutions, shall conclusively establish their authority therefor from this Corporation and the approval and ratification by this Corporation thereof; and

RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized and directed, to prepare, execute and cause to be filed with the Securities and Exchange Commission (“SEC”) any required registration statements, and all amendments and supplements thereto, for the purpose of registering under the federal securities laws, the restricted stock the Plan (the “Restricted Stock”); and

RESOLVED FURTHER, That Jeffrey W. Shaw and George C. Biehl are, and each of them hereby is, authorized to act severally as attorneys- in-fact for and on behalf of this Corporation to execute and file registration statements on the applicable form or forms and on behalf of this Corporation to execute and file any and all amendments and/or supplements thereto to be filed by this Corporation with the SEC under the federal securities laws, for the purpose of registering the Restricted Stock; and

RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized and directed, to prepare, execute and cause to be filed with the California Public Utilities Commission an application seeking authority to grant Restricted Stock under the Plan; and

RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized in the name and on behalf of this Corporation to prepare and file, or cause to be prepared and filed, applications for listing the Restricted Stock on the New York Stock Exchange and/or any other stock exchange or exchanges that any of the Authorized Officers deems appropriate if listing of the Options is deemed advisable by any Authorized Officer; and that the Authorized Officers are, and each of them hereby is, authorized in the name and on behalf of this Corporation to execute and deliver such applications and any listing agreements or documents required by any such exchange in connection therewith, and to make such changes in any of the same as may be necessary or appropriate to conform with the requirements for listing, and to communicate with and to appear (if requested) before the officials of any such exchange, and to file, or cause to be filed, amendments or supplements to any of the foregoing documents and take such other action that any Authorized Officer deems appropriate; and

RESOLVED FURTHER, That certificates, in paper or electronic form, for the Restricted Stock, shall be executed on behalf of this Corporation by any one or more of the Authorized Officers, under the corporate seal of this Corporation reproduced or otherwise imprinted thereon, and shall be attested by this Corporation’s Secretary or any of its Assistant Secretaries; that the signature of each or both of such officers on the additional shares may be manual or facsimile; that the additional shares bearing the manual or facsimile signatures of individuals who were at the time the proper officers of this Corporation shall bind this Corporation, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of the additional shares or did not hold such offices at the dates of issuance of such shares; and

RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized to pay any and all expenses and fees arising in connection with the issuance and sale of the Restricted Stock, including, without limitation, qualification under the Exchange Act or under securities or Blue Sky laws of any state or other jurisdiction in which such shares are offered, any listings of the additional shares on any exchange and otherwise in connection with matters contemplated by these resolutions; and

RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized in the name and on behalf of this Corporation to make all such arrangements, to do and perform all such acts and things, and to execute and deliver all such officers’ certificates, financing documents, and such other instruments and documents as any Authorized Officer deems necessary or appropriate in order to fully  effectuate the purposes of the foregoing resolutions and any action taken by this Board; and

RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized and directed on behalf of this Corporation to execute and deliver, or to cause to be executed and delivered, any and all agreements and documents necessary to effectuate the foregoing resolutions, with such terms and such changes therein as the Authorized Officers executing the same approve, with such approval being conclusively determined by the execution thereof; and

RESOLVED FURTHER, That each of the Authorized Officers is hereby authorized and directed on behalf of this Corporation to make, or cause to be made, such filings and to take, or cause to be taken, such other actions as may be necessary to effectuate the foregoing resolutions; and

RESOLVED FURTHER, That all acts previously taken by each of the Authorized Officers in order to effectuate the purposes of these resolutions are hereby confirmed and ratified.

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